November 10, 2004

  1080409 Ontario Limited
  185 Davenport Road.
  Suite 300
  Toronto, ON M5R 111
  Attention: Garth Drabinsky

  Dear Sirs:

       Re: Consulting Agreement between Visual Bible
       International, Inc. ("VBI") and 1080409 Ontario Limited
       (the "Consultant") made as of April 1, 2004 (the
       "Consulting Agreement")

  VBI's next planned fi1m production is The Gospel of Mark. VBI expects the necessary financing for such next production to be in place by the end of January, 2005 and that principal photography will commence in March, 2005. VBI is also in the process of recruiting a new management team. In order to ensure a smooth transition, VBI will require transition consulting services from the Consultant as per the directions from VBI from time to time on the basis of the foregoing schedule until the end of March, 2005. The Consultant wi11 be compensated following the expiration of the Consulting
  Agreement at the same rate as is provided in the Consulting Agreement. If for any reason, the commencement of principle photography for The Gospel of Mark is delayed, VBI will require such transitional consulting services to continue beyond March, 2005 until the commencement of such principal photography subject to a maximum of an additional 3 months.
  With respect to subsection 6(b) of the Consulting Agreement, VBl hereby confirms that upon completion of the financing for The Gospel of Mark and conclusion of an agreement with holders of the outstanding debentures of VBI providing for the payout and/or conversion of such debentures in connection with the completion of such financing. the Consultant shall receive $450,000.00 payable by the issuance to the Consultant of common shares of VBI at the conversion price agreed to by the debenture holders at such time.

  Yours truly,

  Visual Bible International, Inc.

  Per: Maurice Colson
       Chief Executive Officer